Exhibit 99.1

For Immediate Release For Further Information
 Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC ANNOUNCES
EXECUTIVE STAFFING CHANGES

Bluffton, Indiana – April 8, 2008 - Franklin Electric Co., Inc. (NASDAQ: FELE) announces executive staffing changes.

Effective April 14, 2008, Thomas J. Strupp will step down as Chief Financial Officer and Secretary in order to focus on his position as President, Water Transfer Systems.  Until now Mr. Strupp has held both positions, but with the recent acquisition of the pump division of Monarch Industries Limited, Franklin’s Water Transfer Systems business has become larger and more complex, offers attractive opportunities for additional profitable growth, and therefore warrants his full attention.   Mr. Strupp has been with Franklin Electric since 2005.

Effective April 14, 2008, John J. Haines will join Franklin Electric as Vice President, Chief Financial Officer and Secretary.  He will have responsibility for Franklin Electric’s financial reporting, treasury, audit, information systems and investor relation functions.  Prior to joining Franklin Mr. Haines was Managing Director and Chief Executive Officer of HSBC Auto Finance.  Prior to that, he held a number of executive and financial positions with General Electric.  Mr. Haines received his BA in Accounting from Manchester College and his MBA from the Northwestern University, Kellogg Graduate School of Management.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to the Company’s financial results, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 29, 2007, Exhibit 99.1 attached thereto.  These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.  All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.